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                                                                  EXHIBIT 4.4
                           CERTIFICATE OF DESIGNATION

                                       OF

                            SERIES B PREFERRED STOCK

                                       OF

                               UNIONBANCORP, INC.

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

     UNIONBANCORP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of
Section 103 thereof, DOES HEREBY CERTIFY:

     That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the said Corporation, the said Board of Directors on August 5, 1996, adopted the following resolution creating a series of 1,092 shares of Preferred Stock designated as "Series B Preferred Stock":

           RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock, no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                            SERIES B PREFERRED STOCK

     1. DESIGNATION AND AMOUNT. The board of directors (the "Board") of UnionBancorp, Inc., a Delaware corporation (the "Company"), has designated 1,092 shares of the Company's authorized and unissued preferred stock as "Series B Preferred Stock," has authorized such shares for issuance at a price of $1,000 per share (the "Series B Preferred Stock") and has determined that no further shares of Series B Preferred Stock shall be issued.

     2. DIVIDENDS. (a) The holders of record of the then outstanding shares of Series B Preferred Stock shall be entitled to receive when, as and if declared by the Board out of any funds legally available therefor, cumulative dividends at the annual rate of $60.00 per share payable in four equal cash payments on the 20th day (or if not a business day, as defined below, on the next business day thereafter) of April, July, October and January commencing October, 1996, provided, however, that any such quarterly cash payment shall be prorated with respect to any shares of Series B Preferred Stock that were outstanding less than the total number of days in the calendar quarter immediately preceding any such payment date. The amount of any such prorated cash payment shall be computed on the basis of the actual number of days in any calendar quarter during which such shares of Series B Preferred Stock were outstanding. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates, not less than 10 and not more than 60 days preceding the dividend payment date, as shall be fixed by the Board. No dividends, other than those payable solely in the Company's common stock, $1.00 par value ("Common Stock"), shall be paid during any fiscal year of the Company with respect to shares of Common Stock or any other security issued by the Company other than Series A until dividends in the total amount of $60.00 per share on Series B Preferred Stock shall have been paid. Such dividends shall accrue on each share of Series B Preferred Stock from the date of issuance and from day to day thereafter, whether or not earned or declared. Notwithstanding the foregoing, such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency for any prior



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year and the amount owed in the current year shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the shares of Common Stock. A "business day" shall be deemed to be any day when trading of securities occurs on the New York Stock Exchange.

     (b) Unless full dividends on Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (i) no dividend whatsoever whether in cash, securities or other property (other than a dividend payable solely in shares of Common Stock) shall be paid or declared and set aside for payment, and no distribution shall be made, on any shares of Common Stock or other class of preferred stock authorized after the date hereof except for the Series A Convertible Preferred Stock (the "Series A Preferred Stock"); and (ii) no shares of Common Stock or other class of preferred stock authorized after the date hereof except the Series A Preferred Stock shall be purchased, redeemed or otherwise acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or other acquisition thereof without the approval of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock.

     (c) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (b) of this Section 2, purchase or otherwise acquire such shares at such time and such manner.

     3.    REDEMPTION. (a)   Each issued and outstanding share of Series B
Preferred Stock may be redeemed at the option of the holder or his or her estate for cash as set forth below at any time after the first to occur of:
(i) the death of the original holder of such share of Series B Preferred
Stock; or (ii) the tenth anniversary of the original issuance of such share, in either case at a price of $1,000 per share, plus any accrued but unpaid dividends thereon whether or not declared, through the Redemption Date, as defined below (collectively, the "Redemption Price").

     (b) Before any holder of shares of Series B Preferred Stock shall be entitled to redeem any such shares for cash, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent of Series B Preferred Stock or Common Stock, with a written notice that he elects to redeem the same and shall state therein the number of shares of Series B Preferred Stock being redeemed for cash and the name or names to whom such payment shall be made. The date the Company receives such surrendered certificates and written notice shall be deemed to be the Redemption Date. Thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

     (c) If on the Redemption Date the Redemption Price is paid, then the dividends with respect to the shares of Series B Preferred Stock redeemed shall cease to accrue after the Redemption Date.

     (d) Notwithstanding anything contained in this paragraph 3(c) to the contrary, the Company shall not be obligated to redeem for cash any shares of Series B Preferred Stock if such redemption would cause the Company to be in violation of any statute, rule, order, regulation or agreement to which the Company is a party relating to minimum capital requirements. The Company shall use its best efforts promptly to remedy any such violation if the same has the effect of preventing the redemption of any shares of Series B Preferred Stock, and shall promptly complete the redemption of shares after such violation has been cured.

     4. VOTING RIGHTS. (a) The holders of each share of Series B Preferred Stock shall not be entitled to vote, except: (i) as required by law; and (ii) to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with, the Series B Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation or winding up of the Company.




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     (b)   Notwithstanding anything contained herein to the contrary, the holders of Series B Preferred Stock shall vote as a separate class when required by law and to approve the matters set forth in Section 4(a)(ii). In such circumstances, the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Company's certificate of incorporation or bylaws) of the voting rights provided in this Section for the Series B Preferred Stock, voting separately as a class, shall be necessary to approve such proposed action by the holders of Series B Preferred Stock.

     5. LIQUIDATION. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any dividends whether or not declared or due which have accrued thereon through the date of such distribution, but which remain unpaid, before any payment or distribution shall be made on shares of Common Stock or any other securities issued by the Company, except that holders of shares of Series B Preferred Stock shall share pro rata in any such payment or distribution with the holders of Series A Preferred Stock. In the event the assets of the Company available for distribution to the holders of shares of Series B Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series B Preferred Stock and Series A Preferred Stock. After the payment to the holders of the shares of Series B Preferred Stock of the full amounts provided for in this paragraph, the holders of shares of Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.


           IN WITNESS WHEREOF, the undersigned have executed this Certificate this 2nd day of August, 1996.


ATTEST                                 UNIONBANCORP, INC.


By:  \s\ Charles J. Grako                   By:  \s\ R. Scott Grigsby
     -----------------------------               --------------------
     Charles J. Grako                            R. Scott Grigsby
     Secretary/Treasurer                         President and Chief
                                                 Executive Officer


STATE OF ILLINOIS              )
                               )  SS:
COUNTY OF LA SALLE             )



     BE IT REMEMBERED that, on _______________, 1996, before me, a Notary Public duly authorized by law to take acknowledgement of deeds, personally came each of R. Scott Grigsby and Charles J. Grako, the President and Chief Executive Officer and the Secretary/Treasurer of UnionBancorp, Inc., respectively, who duly signed the foregoing instrument before me and acknowledged that such signing is his respective act and deed, that such instrument as executed is the act and deed of said corporation and that the facts stated therein are true.

     GIVEN under my hand on _______________, 1996.



                                            ___________________________________
                                            Notary Public




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